Exhibit 99.1
Darusentan Reduces 24-Hour Ambulatory Blood Pressure in Patients with Resistant Hypertension
Michael A. Weber,1 George L. Bakris,2 Robert J. Weiss,3 Stuart L. Linas,4 Henry R. Black,2 Jennifer Linseman,5 Brian Wiens,5 Marshelle Warren,5 and the DAR-201 Study Group
P-129
1State University of New York, Brooklyn, NY; 2Rush University Medical Center, Chicago, IL; 3Androscoggin Cardiology Associates, Auburn, ME; 4University of Colorado Health Sciences Center and Denver Health Medical Center, Denver, CO; 5Myogen, Inc., Westminster, CO
Abstract*
Darusentan is an ETA-selective endothelin receptor antagonist that was recently demonstrated to produce clinically and statistically significant reductions in trough sitting blood pressure, as measured by standard sphygmomanometry, in 115 patients with resistant hypertension (RHTN) receiving documented full doses of ≥3 antihypertensive drugs, including a diuretic. In this randomized, double-blind, multi-center study (DAR-201), subjects underwent a 2-week placebo run-in, followed by 2:1 randomization to darusentan or placebo once daily for 10 weeks. Subjects were initiated on 10 mg of study drug and underwent dose-escalation every 2 weeks through doses of 50, 100, and 150 mg until a maximum dose of 300 mg was achieved. Change from baseline to week 10 in 24-hour ambulatory blood pressure (ABP) was a secondary efficacy endpoint. All available ABP data were included in the analyses (observed population). Treatment with 300 mg darusentan resulted in significant placebo-adjusted reductions in mean 24-hour systolic and diastolic ABP of 9.2 ± 2.2 mm Hg (p<0.001) and 7.2 ± 1.6 mm Hg (p<0.001), respectively. At week 10, daytime systolic blood pressure (SBP) decreased by 10.6 ± 1.4 mm Hg in the darusentan group and 2.2 ± 2.3 mm Hg in the placebo group (p<0.001), and nighttime SBP decreased by 11.9 ± 1.6 mm Hg on darusentan vs. 3.3 ± 2.6 mm Hg on placebo (p<0.001). Day/night SBP ratio at week 10 was 9.5% on darusentan vs. 6.7% on placebo (p=0.057). An evaluation of mean hourly systolic ABP over the 24-hour monitoring period indicated that blood pressure remained consistently lower throughout the dosing interval in subjects treated with darusentan as compared to baseline or placebo. Darusentan administered once daily resulted in significant and sustained reductions in ABP when used in combination with ≥3 antihypertensive drugs in patients with RHTN.

*	Data presented in this poster represent an update of the results published in the abstract.
Introduction
•	DAR-201 was a Phase 2, randomized, double-blind, placebo-controlled, dose-ranging study in subjects with RHTN—defined according to current clinical treatment guidelines as uncontrolled blood pressure (BP) despite treatment with full doses of an appropriate 3-drug regimen that includes a diuretic[1]

•	Analysis of ABP at baseline and end of study was a subanalysis of DAR-201—change from baseline in mean 24-hour ABP was a predefined secondary endpoint

•	ABP measures have been demonstrated to strongly correlate with hypertensive end-organ damage, including cardiovascular events and mortality2-4
–	Elevated mean 24-hour ABP and abnormal nighttime BP patterns are associated with increased risk of cardiovascular and renal disease progression and poor outcomes
Objectives
•	The objectives of the DAR-201 ABP analyses were to:
–	Understand the 24-hour BP profile of patients with RHTN through use of ABP monitoring

–	Assess the mean 24-hour SBP- and DBP-lowering effects of darusentan as an adjunctive treatment in patients with RHTN

–	Measure the durability of BP lowering effects of darusentan over a 24-hour dosing interval
Methods
Subject Selection for Clinical Study DAR-201
•	Key inclusion criteria
–	Males and females age 35 to 85 years

–	Resistant systolic hypertension as defined by the JNC 7 criteria (SBP ≥140 mm Hg for patients without compelling conditions; SBP ≥130 mm Hg for patients with diabetes, chronic kidney disease, or both)

–	Treated with full doses of 3 or more antihypertensive drugs, including a diuretic

–	Estimated glomerular filtration rate (GFR) ≥30 mL/min/1.73 m2
•	Key exclusion criteria
–	Average sitting SBP ≥180 mm Hg or diastolic blood pressure (DBP) ≥110 mm Hg

–	Symptomatic arrhythmias, unstable angina pectoris, symptomatic chronic heart failure, hemodynamically significant valvular heart disease, or significant pulmonary disease; or myocardial infarction, unstable angina, or cerebrovascular accident within 6 months of screening

–	Abnormal laboratory parameters, including liver enzymes >2X the upper limit of normal (ULN) during the screening period

–	Pregnant and/or nursing women
•	All subjects provided written informed consent
DAR-201 Study Design and Treatment
•	DAR-201 was a 10-week study of escalating doses of darusentan versus placebo in 115 subjects with resistant systolic hypertension, receiving combination therapy with full doses of 3 or more antihypertensive drugs, including a diuretic

•	Following a 2-week placebo run-in period, subjects were randomized 2:1 to receive darusentan or placebo once daily in the morning for 10 weeks
–	Darusentan was initiated at 10 mg and the dose increased every 2 weeks through doses of 50, 100, and 150 mg until a maximum dose of 300 mg was achieved

–	Subjects were withdrawn from darusentan or placebo over a 2-week period

Methods (continued)
ABP Assessment Parameters
•	ABP was recorded at randomization and at the week 10 study visit or upon premature discontinuation from the study
–	ABP monitoring was initiated in the morning (ie, between 07:00 and 12:00) at each visit, approximately 24 hours postadministration of study drug on the previous day

–	BP measurements were obtained every 20 minutes during the 24-hour recording period using the subject’s non-dominant arm

–	Change from baseline to week 10 in ABP parameters demonstrates the effects of darusentan 300 mg
•	The predefined quality control criteria for the ABP measurements were:
–	A minimum 24-hour duration of captured BP data

–	Minimum of 80% expected readings

–	1 valid BP reading per hour was expected between the beginning of monitoring and 02:59 hours

–	2 valid BP readings per hour were expected between 03:00 hours and the end of monitoring
DAR-201 Study Endpoints and Measures of Interest
•	Predefined analysis parameters in the DAR-201 study included mean 24-hour SBP and DBP (secondary endpoint), changes in trough SBP and DBP, and changes in nighttime SBP and DBP

•	Analyses of mean daytime SBP and DBP, the daytime/nighttime ratio, and the trough/peak ratio were conducted post hoc
Statistical Methods
•	An analysis of covariance model was fit to data from each subject, with comorbidity, baseline SBP, and treatment group included in the model

•	Presented p values are not adjusted for multiple comparisons

•	All subjects who received any dose of blinded study drug and had a postbaseline ABP measurement were included in the efficacy analysis (observed intent-to-treat population)

•	A subject was classified as a ‘dipper’ at baseline if the ABP recording at randomization demonstrated either of the following criteria:
–	Mean systolic and diastolic ABP were reduced by ≥ 10 mm Hg and 5 mm Hg, respectively, from daytime to nighttime intervals

–	Mean nighttime systolic and diastolic ABP were reduced by >10% compared with mean daytime values
•	Trough BP was defined as the mean BP measured during the last 4 hours of ABP monitoring subsequent to Hour 18 postdose

•	Peak BP was defined for the purposes of the trough/peak ratio as the average BP measured by ABP monitoring between Hours 5 and 7 postdose
–	Trough/peak ratio was calculated as the change in trough SBP divided by the change in peak SBP expressed as a percentage
•	Mean daytime BP was defined as average ABP between 06:00 and 22:00 hours

•	Mean nighttime BP was defined as average ABP between 22:00 and 06:00 hours
–	Daytime/nighttime ratio was calculated as the difference between mean daytime BP and mean nighttime BP divided by mean daytime BP expressed as a percentage
Results
Demographics
•	115 subjects were randomized in the DAR-201 study—76 received darusentan and 39 received placebo (Table 1)
Table 1. DAR-201 Subject Demographics and Baseline Characteristics

Parameter	Darusentan (n = 76)		Placebo (n = 39)		Total (N = 115)

Age, years*	62 ± 10		63 ± 11		62 ± 10
Male gender, n (%)	43	(57)	25	(64)	68	(59)
Race, n (%)
White	53	(70)	29	(74)	82	(71)
Black	23	(30)	9	(23)	32	(28)
American Indian or Alaska Native	0		1	(3)	1	(1)
Weight, kg*	91.2 ± 16.3		96.6 ± 17.3		93.0 ± 16.7
Body mass index, kg/m2*	31.2 ± 5.0		32.6 ± 4.8		31.7 ± 4.9
Estimated GFR, mL/min/1.73 m2*	74.2 ± 24.3		79.3 ± 26.3		75.9 ± 25.0
Diabetes and/or chronic kidney disease, n (%)	46	(61)	24	(62)	70	(61)
Diabetes, n (%)	36	(47)	19	(49)	55	(48)
Chronic kidney disease, n (%)	20	(26)	9	(23)	29	(25)
Dipper, n (%) †	35	(49)	14	(40)	49	(46)
Nondipper, n (%) †	37	(51)	21	(60)	58	(54)
Concomitant antihypertensives, n (%)
Diuretics	76	(100)	39	(100)	115	(100)
Calcium channel blockers	56	(74)	29	(74)	85	(74)
Angiotensin converting enzyme inhibitors	36	(47)	22	(56)	58	(50)
Angiotensin II receptor blockers	44	(58)	20	(51)	64	(56)
Beta-blockers	53	(70)	25	(64)	78	(68)
Other	15	(20)	5	(13)	20	(17)

*	Data are means ± standard deviations.

†	Dipper or nondipper status was available for 107 subjects.

Results (continued)
•	Baseline vital signs are shown in Table 2
Table 2. Baseline Vital Signs

Parameter	Darusentan (n = 76)	Placebo (n = 39)	Total (N = 115)

Sitting SBP, mm Hg	149.6 ± 12.7	149.0 ± 13.9	149.4 ± 13.1
Sitting DBP, mm Hg	82.4 ± 12.4	79.7 ± 14.1	81.5 ± 13.0
Sitting heart rate, beats/min	66.7 ± 10.6	68.7 ± 11.2	67.4 ± 10.8
Mean 24-hour SBP, mm Hg	136.0 ± 13.7	138.1 ± 15.8	136.7 ± 14.4
Mean 24-hour DBP, mm Hg	77.6 ± 12.1	74.7 ± 11.3	76.6 ± 11.9

Data are means ± standard deviations.
ABP Monitoring Results
•	93 subjects were included in the ABP analysis

•	94% of subjects had ABP data that met the predefined quality control criteria

•	ABP monitoring performed at week 10 revealed reductions in placebo-adjusted mean 24-hour ambulatory SBP and DBP with darusentan 300 mg (Figure 1)

•	Placebo-adjusted mean SBP and DBP changes were -9.2 ± 2.2 and -7.2 ± 1.6 mm Hg, respectively (p<0.001)
•	Reductions in ABP-determined trough BP were comparable with changes observed by standard sphygmomanometry in trough sitting BP from the DAR-201 study (Table 3)
Table 3. Change From Baseline to Week 10 in Trough BP

	Placebo-adjusted difference, mm Hg
Variable	SBP	p value	DBP	p value

Cuff measurement (sitting)	-11.5 ± 3.1	0.015	-6.3 ± 2.0	0.004
ABP measurement	-9.1 ± 2.3	<0.001	-6.5 ± 1.6	<0.001

Data are means ± standard error of the mean.
•	Mean hourly systolic ABP monitoring indicated that BP remained consistently lower throughout the 24-hour dosing interval in subjects treated with darusentan as compared with baseline or placebo (Figure 2)

Results (continued)
•	Darusentan decreased SBP and DBP during the entire 24-hour dosing interval (Figure 3 and Table 4)
•	The trough/peak ratio was 95.8%
Figure 3.—Hourly reductions in ambulatory SBP and DBP. Data are raw means.
Table 4. Change in Daytime and Nighttime ABP

	SBP			DBP
	Darusentan	Placebo		Darusentan	Placebo
Variable	(n = 76)	(n = 39)	p value	(n = 76)	(n = 39)	p value

Mean daytime BP, mm Hg
Baseline	139.3 ± 1.6	141.3 ± 2.2		80.7 ± 1.4	79.3 ± 1.8
Week 10	129.5 ± 1.6	139.3 ± 2.3		72.6 ± 1.3	77.9 ± 1.9
Change from baseline to Week 10	-10.6 ± 1.4	-2.2 ± 2.3	< 0.001	-8.8 ± 0.9	-0.9 ± 1.4	< 0.001
Mean nighttime BP, mm Hg
Baseline	127.6 ± 1.6	131.9 ± 3.2		70.4 ± 1.4	69.5 ± 2.2
Week 10	117.1 ± 1.8	129.6 ± 2.7		62.6 ± 1.6	67.1 ± 2.0
Change from baseline to Week 10	-11.9 ± 1.6	-3.3 ± 2.6	< 0.001	-9.0 ± 1.2	-1.8 ± 1.7	0.001
Mean daytime/nighttime BP ratio
Baseline	7.8 ± 0.9	6.9 ± 1.2		12.1 ± 1.0	12.5 ± 1.7
Week 10	9.5 ± 1.0	6.7 ± 1.1	0.057	13.9 ± 1.3	12.8 ± 1.6	NS

NS = Not significant.
Data are means ± standard error of the mean.
Summary of Safety and Tolerability in the DAR-201 Study
•	Adverse events were generally mild to moderate in severity
•	The most common adverse events were peripheral edema (17%) and headache (11%) in the darusentan treatment group
–	All but 1 case of peripheral edema was mild to moderate in severity
•	5 treatment-emergent serious adverse events (SAEs) in 4 subjects were reported in the darusentan group and 1 SAE was reported in the placebo group
–	None of these events was considered by the investigator to be related to the study drug
•	No subjects experienced elevations in serum aminotransferases >2X ULN
•	No deaths occurred during this study
Summary and Conclusions
•	Patients participating in the ABP subanalysis of DAR-201 had elevated mean daytime and nighttime SBPs above guideline-recommended thresholds, consistent with baseline measurements of SBP by sphygmomanometry
•	Approximately 54% of patients in the DAR-201 ABP subanalysis exhibited an abnormal nighttime BP pattern (ie, nondipper) at baseline, supported by a baseline mean daytime/nighttime ratio of approximately 7%
•	Treatment with darusentan 300 mg resulted in a statistically significant decrease in mean 24-hour ambulatory SBP and DBP compared with placebo when used as an adjunctive antihypertensive therapy in patients with RHTN
–	Improvements were significant during both daytime and nighttime intervals

–	Daytime/nighttime SBP ratio was significantly increased on darusentan compared with placebo

–	BP-lowering effects of darusentan were sustained throughout the 24-hour dosing interval
•	Darusentan was well tolerated in the DAR-201 patient population
References
1.	Chobanian AV, Bakris GL, Black HR, et al. Seventh report of the Joint National Committee on prevention, detection, evaluation, and treatment of high blood pressure. Hypertension. 2003;42:1206-1252.

2.	Dolan E, Stanton A, Thijs L, et al. Superiority of ambulatory over clinic blood pressure measurement in predicting mortality: the Dublin outcome study. Hypertension. 2005;46:156-161.

3.	Cuspidi C, Meani S, Salerno M, et al. Cardiovascular target organ damage in essential hypertensives with or without reproducible nocturnal fall in blood pressure. J Hypertens. 2004;22:273-280.

4.	Liu M, Takahashi H, Morita Y, et al. Non-dipping is a potent predictor of cardiovascular mortality and is associated with autonomic dysfunction in haemodialysis patients. Nephrol Dial Transplant. 2003;18:563-569.
This study was sponsored by Myogen, Inc., Westminster, Colorado.